UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 8, 2010

LIMELIGHT NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2220 W. 14th Street

Tempe, AZ 85281

(Address, including zip code, of principal executive offices)

(602) 850-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 8, 2010, Michael M. Gordon, the Co-Founder and Chief Strategy Officer of Limelight Networks, Inc. (the “Company”), resigned from his position as the Chief Strategy Officer of the Company effective as of such date. Mr. Gordon will continue employment with the Company with the title of Co-Founder following the effective date of his resignation as the Chief Strategy Officer of the Company.

(e) On July 8, 2010, the Company and Mr. Gordon entered into a second amendment (“Amendment No. 2”) to that certain Employment Agreement between the Company and Mr. Gordon dated as of September 22, 2008, which was subsequently amended as of December 30, 2008 (together with Amendment No. 2, the “Employment Agreement”).

Amendment No. 2, among other provisions, provides for certain modifications in Mr. Gordon’s duties, obligations, title, and compensation. Pursuant to the terms of Amendment No. 2, Mr. Gordon’s title was changed from Co-Founder and Chief Strategy Officer to Co-Founder. In this role, Mr. Gordon will no longer be an officer of the Company. Amendment No. 2 further provides that Mr. Gordon’s base salary will be increased to $235,000 effective July 1, 2010, to $250,000 effective July 1, 2011 and to $275,000 effective July 1, 2012, provided Mr. Gordon’s employment has not been terminated as of each such date. During calendar year 2010 through 2012, Mr. Gordon will be eligible to receive annual cash incentives payable for the achievement of Company or individual performance goals established or approved by the Board of Directors of the Company or by the Compensation Committee of the Board of Directors of the Company. Mr. Gordon’s annual cash incentive target for each of these calendar years will be $110,000.

Amendment No. 2 provides that in the event Mr. Gordon’s employment with the Company is terminated by the Company without cause, as defined in the Employment Agreement, or by Mr. Gordon with good reason, as defined in Amendment No. 2, Mr. Gordon will be entitled to exercise any outstanding vested stock options until the first to occur of: (i) the date that is twelve (12) months following the later of such termination of employment, (ii) the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the award agreement, or (iii) the ten (10) year anniversary of the award’s original date of grant. In addition, Amendment No. 2 provides that, subject to certain exceptions, if Mr. Gordon’s employment is terminated by the Company without cause or by Mr. Gordon for good reason, then Mr. Gordon will receive: (i) continued payment of fifty percent (50%) of his base salary for twelve (12) months, provided that any continuing payments that have not been paid by the last payroll date prior to March 15 following the calendar year of termination will be paid in a lump sum on such payroll date; (ii) the actual earned cash incentive, if any, payable to Mr. Gordon for the current year, pro-rated to the date of termination; and (iii) reimbursement for premiums paid for continued health benefits for Mr. Gordon (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, or (B) the date upon which Mr. Gordon and his eligible dependents become covered under similar plans. Amendment No. 2 also provides that if Mr. Gordon’s employment is terminated voluntarily or is terminated for cause by the Company, then, (i) all further vesting of Mr. Gordon’s outstanding equity awards will terminate immediately and such options will be exercisable in accordance with the Company’s stock option plan (three months); (ii) all payments of compensation by the Company to Mr. Gordon under the Employment Agreement will terminate immediately, and (iii) Mr. Gordon will be eligible for severance benefits only in accordance with the Company’s then established plans, if any. Under the terms of Amendment No. 2, in the event that Mr. Gordon’s employment is terminated due to death or disability, fifty percent (50%) of Mr. Gordon’s then unvested equity awards will vest. Any severance benefits discussed above will be subject to Mr. Gordon signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company.

A complete copy of Amendment No. 2 is furnished herewith as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the terms of Amendment No. 2 is qualified in its entirety by reference to such Exhibit.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Amendment No. 2 to Employment Agreement between the Registrant and Michael M. Gordon dated as of July 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.
Date: July 14, 2010
	By:	/s/ Philip C. Maynard
Philip C. Maynard
Senior Vice President, Chief Legal Officer & Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Amendment No. 2 to Employment Agreement between the Registrant and Michael M. Gordon dated as of July 8, 2010.